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                                                                    EXHIBIT 10.8


                                  LICENSE AGREEMENT

                   CONTINUOUS CARDIAC OUTPUT MONITORING TECHNOLOGY

                               RICHARD JONATHAN COHEN

                                         AND

                                CAMBRIDGE HEART, INC.
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                                  TABLE OF CONTENTS

                                                                     PAGE

         PREAMBLE

         ARTICLES

         1    DEFINITIONS

         2    GRANT

         3    DUE DILIGENCE

         4    ROYALTIES

         5    REPORTS AND RECORDS

         6    PATENT PROSECUTION

         7    INFRINGEMENT

         8    PRODUCT LIABILITY

         9    EXPORT CONTROLS

         10   NON-USE OF NAMES

         11   ASSIGNMENT

         12   DISPUTE RESOLUTION

         13   TERMINATION

         14   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

         15   MISCELLANEOUS PROVISIONS

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              This License Agreement is made and entered into this 8th day of February, 1993 (the "Effective Date") by and between RICHARD JONATHAN COHEN, a natural person residing at 133 Collins Road, Waban, Massachusetts 02168 (hereinafter referred to as "COHEN"), and CAMBRIDGE HEART, INC., a corporation duly organized under the laws of Delaware and having its principal office at 645 Madison Avenue, 14th Floor, New York, NY 10022 (hereinafter referred to as "LICENSEE").

                                     WITNESSETH

              WHEREAS, COHEN has invented certain TECHNOLOGY (as defined below),

              WHEREAS, COHEN desires to have the TECHNOLOGY commercialized and is willing to grant a license thereunder,

              WHEREAS, LICENSEE desires to obtain a license for the TECHNOLOGY upon the terms and conditions hereinafter set forth,

              WHEREAS, LICENSEE and COHEN wish to develop IMPROVEMENTS (as defined below) to the TECHNOLOGY, and

              WHEREAS, LICENSEE has represented to COHEN, to induce COHEN to enter into this Agreement, that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the TECHNOLOGY and IMPROVEMENTS so that commercialization shall result therefrom.

              NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                               ARTICLE 1 - DEFINITIONS

              For the purposes of this Agreement, the following words and phrases shall have the following meanings:

              1.1 "LICENSEE" shall include a related company of Cambridge Heart, Inc. the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by Cambridge Heart, Inc.

              1.2 "TECHNOLOGY" shall mean all of the following intellectual property:

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                   (a)  all inventions, whether claimed or not, and all
                        other information contained in the United States patent application on continuous cardiac output monitoring to be applied for by COHEN;

                   (b) United States and foreign patents issued from the application of (a) above and from divisionals and continuations of these applications;

                   (c)  any reissues of United States patents described in
                        (a) or (b); and

                   (d) Nonpatented material including any unissued portions of (a), mathematical formulae, drawings, trade secrets, know-how, and show-how related to continuous cardiac output monitoring based on processing physiologic wave forms.

              1.3 A "PRODUCT" shall mean any product including, but not limited to, instrumentation, devices, software, and supplies:

                   (a) covered in whole or in part by an issued, unexpired patent claim or a pending patent claim, or a copyright (whether or not registered), contained in the TECHNOLOGY or IMPROVEMENTS in the country in which any PRODUCT is made, used or sold; and/or

                   (b) manufactured by using a process which is covered in whole or in part by an issued, unexpired patent claim or pending patent claim, or a copyright (whether or not registered), contained in the TECHNOLOGY or IMPROVEMENTS in the country in which any PROCESS is used or in which such product or part thereof is used or sold; and/or

                   (c) which incorporates, is derived from or is manufactured by using, any "Cohen Proprietary Information" (as defined below) disclosed in writing to LICENSEE by COHEN at any time prior to one year following the Effective Date. For purposes of this Agreement, "Cohen Proprietary Information" shall mean proprietary mathematical formulae, drawings, trade secrets, know-how or show-how related to continuous cardiac output monitoring based on processing of physiologic wave forms which have been conceived of or reduced to practice by Cohen; provided, however, that Cohen Proprietary Information shall not be construed to include any information or material which, at the time of its disclosure to LICENSEE by COHEN:

                        (i)   is generally available to the public; and/or

                        (ii) corresponds in substance to information made available or furnished to LICENSEE by any third party having a lawful and unrestricted right to do so; and/or

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                      (iii)   corresponds to information forwarded by Cohen
                              to any third party on a non-confidential basis.

              1.4  A "PROCESS" shall mean any process:

                   (a) which is covered in whole or in part by an issued, unexpired patent or a pending patent claim, or a copyright (whether or not registered), contained in the TECHNOLOGY or IMPROVEMENTS in the country in which any such process is used; and/or

                   (b) which incorporates, or was derived from any Cohen Proprietary Information disclosed in writing to LICENSEE by COHEN within one year of the Effective Date.

              1.5 "NET SALES" shall mean collected billings for PRODUCTS and PROCESSES produced hereunder less the sum of the following:

                   (a) discounts allowed in amounts customary in the trade;

                   (b) sales, tariffs, duties and/or use taxes directly imposed and with reference to particular sales;

                   (c)  outbound transportation prepaid or allowed; and

                   (d)  amounts allowed or credited on returns.

              No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. PRODUCTS shall be considered "Sold" when paid for.

              1.6  "TERRITORY" shall mean worldwide.

              1.7  "FIELD OF USE" shall mean all.

              1.8 "SUBLICENSEE" shall mean a third party sublicensed by LICENSEE to make, have made, use, lease and sell the PRODUCT(S) and PROCESS(ES).

              1.9 "IMPROVEMENTS" shall mean (i) any and all modifications, refinements, and enhancements to the TECHNOLOGY conceived of or reduced to practice by COHEN under the terms of a consulting or employment contract with LICENSEE and/or (ii) any and all modifications, refinements and enhancements to

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         the TECHNOLOGY conceived of or reduced to practice by LICENSEE during any period which COHEN is a consultant to or employee of LICENSEE. Such IMPROVEMENTS include, but are not limited to,

                   (a)  United States and foreign patent applications

                   (b) United States and foreign patents issued from the applications of (a) above and from divisionals and continuations of these applications

                   (c) COPYRIGHTABLE and TANGIBLE property including computer code, circuit diagrams, etc.

                   (d)  Copyrights resulting from material in (c) above

                   (e) Other materials including unissued sections of (a), mathematical formulae, drawings, trade secrets, know-how and show-how, etc.

              1.10 "ASSIGNEE" shall mean a third party to whom LICENSEE assigns this Agreement.

                                  ARTICLE 2 - GRANT

              2.1 COHEN hereby grants to LICENSEE the exclusive right and exclusive license to make, have made, use, lease and sell the PRODUCTS and to practice the PROCESSES in the TERRITORY for the FIELD OF USE unless this Agreement shall be terminated according to the terms hereof.

              2.2 COHEN hereby agrees that he shall not grant any other license to the TECHNOLOGY, including without limitation any licenses to make, have made, use, lease and sell PRODUCTS or to utilize PROCESSES in the TERRITORY for the FIELD OF USE unless this Agreement shall be terminated according to the terms hereof.

              2.3 COHEN reserves the right to practice under the TECHNOLOGY and IMPROVEMENTS for noncommercial research purposes.

              2.4 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder; provided, however, that LICENSEE shall not sublicense any of its rights to the TECHNOLOGY or

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         IMPROVEMENTS other than at arms length with unrelated companies in which LICENSEE holds no equity position, or rights to acquire equity, in arrangements in which LICENSEE receives only cash and does not issue any equity, or rights to acquire equity, without the prior written consent of COHEN. In connection with obtaining COHEN's consent to any other form of sublicensing arrangement, LICENSEE shall enter into a written agreement with COHEN specifying COHEN's rights to receive royalties and/or other consideration as the result of such sublicensing arrangement. The parties hereto hereby agree to negotiate in good faith with respect to COHEN's rights to receive royalties and/or other consideration. Upon any termination of this Agreement, SUBLICENSEES' rights shall also terminate, subject to Paragraph 13.6 hereof.

              2.5 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to COHEN under Articles 2, 7, 8, 9, 10, 12, 13, 14 and 15 of this Agreement shall be binding upon the SUBLICENSEE as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles and Article 1 to sublicense agreements. In addition, if LICENSEE grants sublicenses for the TECHNOLOGY and IMPROVEMENTS to SUBLICENSEES to make, use and/or sell PRODUCTS or PROCESSES, such sublicenses shall include obligations of the SUBLICENSEES to account for and report all information needed by LICENSEE to comply with the reporting requirements of Article 5 hereof.

              2.6 LICENSEE agrees to forward to COHEN a copy of any and all sublicense agreements promptly upon execution by the parties.

              2.7 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in 1.2 and 1.9.

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                              ARTICLE 3 - DUE DILIGENCE

              3.1 LICENSEE either directly or through its sublicensees shall use its reasonable best efforts to bring one or more PRODUCTS or PROCESSES to market through an ongoing, thorough, vigorous and diligent program for exploitation of the TECHNOLOGY and IMPROVEMENTS and to continue vigorous, ongoing, active, diligent marketing efforts of the PRODUCTS or PROCESSES throughout the life of this Agreement. Such efforts shall include, but shall not be limited to, conducting clinical trials and evaluations necessary to obtain premarket FDA approval.

              3.2 In addition, to the obligations set forth in 3.1 LICENSEE shall adhere to the following milestones:

                   (a)  LICENSEE shall deliver to COHEN on or before three
                        (3) months after the Effective Date a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the PRODUCTS and PROCESSES and shall provide similar reports to COHEN on or before December 31 of each year.

                   (b) LICENSEE shall raise a minimum of Three Million Dollars ($3,000,000) in investment capital on or before the May 31, 1993.

                   (c) LICENSEE and its SUBLICENSEES shall jointly spend a minimum of $200,000 in each two (2) calendar year period during the term of this Agreement in direct expenses (exclusive of general overhead and administrative expenses) for research and development, clinical trials, marketing, sales and/or manufacturing of PRODUCTS or PROCESSES which utilize the TECHNOLOGY or IMPROVEMENTS.

              3.3 Unless extended by mutual consent of the parties, LICENSEE's failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for COHEN to terminate this Agreement upon written notice to LICENSEE specifying the grounds for such termination. Any such termination based upon Paragraph 3.1, Paragraph 3.2(a) or Paragraph 3.2(c) hereof shall become effective ninety (90) days after the date of the notice of termination, unless LICENSEE shall have

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         cured any such failure of performance prior to the expiration of such ninety (90) day period, or unless COHEN shall have previously withdrawn in writing his notice of termination. Any such termination based upon Paragraph 3.2(b) hereof shall be effective immediately.

                                ARTICLE 4 - ROYALTIES

              4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to COHEN in the manner hereinafter provided:

              Running Royalties in an amount equal to Three Percent (3%) of LICENSEE's NET SALES. If LICENSEE sublicenses, or grants any right to sublicense, the TECHNOLOGY or IMPROVEMENTS at arms length with an unrelated company in which LICENSEE holds no equity position or rights to acquire equity to manufacture, sell and market PRODUCTS and/or PROCESSES in an arrangement in which LICENSEE receives only cash compensation and does not issue any equity, or rights to acquire equity, then the Royalties due COHEN from LICENSEE shall be Twenty Percent (20%) of gross revenue to LICENSEE from the SUBLICENSEE for the sublicensing of the Technology or Improvements. In any other form of sublicensing arrangement, the Royalties and/or other consideration due COHEN shall be determined by mutual agreement of COHEN and LICENSEE pursuant to Paragraph 2.4 hereof. In the event of any assignment of LICENSEE's rights hereunder, the Royalties and/or other consideration due COHEN shall be determined by written agreement of COHEN and LICENSEE pursuant to Paragraph 11.2 hereof.

              Notwithstanding the foregoing, Royalties in consideration of payments by third parties to LICENSEE for the granting of any rights to sublicense the Technology or Improvements shall be due and payable to COHEN only if the granting of such rights results in the third party entering into a definitive

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         sublicense agreement with respect to the Technology or Improvements to which such rights were granted.

              4.2 No multiple royalties shall be payable because any PRODUCT or PROCESS, its manufacture, use, lease and/or sale are or shall be covered by more than one license, consulting or other agreement between LICENSEE and COHEN. If a PRODUCT or PROCESS is covered by more than one agreement between LICENSEE and COHEN then the largest royalty due under any single agreement shall be applicable.

              4.3 All Royalties due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed upon LICENSEE or SUBLICENSEES by any government; the payment of any such taxes or other fees shall be the responsibility of LICENSEE or SUBLICENSEES. Notwithstanding the foregoing, LICENSEE shall not be responsible for the payment of any taxes which are based on COHEN's royalty income under this Agreement, the payment of any such taxes shall be the responsibility of COHEN.

              4.4 Payment of royalties shall continue for as long as PRODUCTS and/or PROCESSES are sold, leased, and/or sublicensed by CD.

              4.5 Royalty payments shall be paid in United States dollars in Waban, Massachusetts, or at such other place as COHEN may reasonably designate consistent with the laws and regulations controlling any foreign country. Payments shall be made within sixty days after the end of each fiscal quarter of LICENSEE. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

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              4.6  In the event that LICENSEE and COHEN disagree as to the revenue base for the computation of Royalties due COHEN, LICENSEE and COHEN shall negotiate in good faith to resolve such disagreement.

                           ARTICLE 5 - REPORTS AND RECORDS

              5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to COHEN hereunder. Said accurate books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of COHEN or his agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. COHEN shall pay the cost of any inspection, unless such inspection leads to the discovery of a greater than ten percent (10%) discrepancy in reporting, in which case LICENSEE agrees to pay half the cost of such inspection.

              5.2 LICENSEE, within sixty (60) days after the end of each fiscal quarter of LICENSEE, shall deliver to COHEN true and accurate reports certified as correct by LICENSEE's chief financial officer, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding fiscal quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

                 (a) number of PRODUCTS manufactured and sold by LICENSEE and all sublicensees;

                 (b) total billings for all PRODUCTS sold by LICENSEE and all sublicenses;

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              (c)  accounting for all PROCESSES used or sold by
                   LICENSEE and all sublicenses;

              (d) all payments made by SUBLICENSEEs to LICENSEE and names and addresses of all SUBLICENSEEs;

              (e) deductions applicable as provided in Paragraph 1.5 hereof; and

              (f)  total royalties due.

              5.3 With each such report submitted, LICENSEE shall pay to COHEN the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

              5.4 On or before the ninetieth (90) day following the close of LICENSEE's fiscal year, LICENSEE shall provide COHEN with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet, an Operating Statement certified to by the LICENSEE's independent certified public accountants.

              5.5 The royalty payments set forth in this Agreement and amounts due under Article 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose COHEN from exercising any other rights he may have as a consequence of the lateness of any payment.

                           ARTICLE 6 - PATENT PROSECUTION

              6.1 (a) COHEN shall (unless otherwise agreed to in writing by COHEN and LICENSEE) apply for, seek prompt issuance of, and maintain during the term of this Agreement, TECHNOLOGY patents and copyrights in the United States and in such foreign countries as shall be mutually designated by LICENSEE and COHEN. The prosecution, filing and maintenance of all TECHNOLOGY patents and applications shall be the primary responsibility of COHEN; provided, however,

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         LICENSEE shall have reasonable opportunities to advise COHEN and shall cooperate with COHEN in such prosecution, filing and maintenance.

                   (b) In the event that COHEN and LICENSEE do not mutually agree that a patent or copyright application should be filed in a foreign country, COHEN may proceed, at his own expense, to file such patent or copyright application in such foreign country; provided, that COHEN shall deliver a written notice (a "Filing Notice") to LICENSEE promptly upon the filing of any such patent or copyright application. Any such Filing Notice shall be accompanied by a copy of the relevant patent or copyright application. Upon receipt of any such Filing Notice, LICENSEE shall have thirty (30) days to deliver a notice (an "Assumption Notice") to COHEN, stating that LICENSEE agrees to pay all fees and costs relating to the filing and prosecution of such patent or copyright application pursuant to Paragraph 6.3 hereof. In the event that LICENSEE does not deliver an Assumption Notice within such thirty-day period, the foreign patent or copyright application described in the Filing Notice, and any patents or copyrights which issue as a result thereof, shall be excluded from this Agreement and COHEN shall be free to dispose of same as he chooses without limitation.

              6.2 LICENSEE shall apply for, seek prompt issuance of, and maintain during the term of this Agreement appropriate IMPROVEMENTS patents and copyrights in the United States and appropriate foreign countries. The prosecution, filing and maintenance of all IMPROVEMENTS patents and applications shall be the primary responsibility of LICENSEE; provided COHEN shall have reasonable opportunities to advise LICENSEE and shall reasonably cooperate with LICENSEE in such prosecution, filing and maintenance.

              6.3 Except as provided in Paragraph 6.1(b) hereof, payment of all fees and costs relating to the filing, prosecution, and maintenance of all TECHNOLOGY

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         and IMPROVEMENTS patents and copyrights shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the Effective Date of this Agreement. LICENSEE shall have the right to approve the attorney selected by COHEN for protection of TECHNOLOGY patents and copyrights. LICENSEE hereby approves Samuel Pasternack, Esq. COHEN shall have the right to approve the attorney selected by LICENSEE for prosecution of IMPROVEMENTS patents and copyrights.

                              ARTICLE 7 - INFRINGEMENT

              7.1 Each party hereto shall inform the other party hereto promptly in writing of any alleged infringement of the TECHNOLOGY or IMPROVEMENTS by a third party and of any available evidence thereof.

              7.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the TECHNOLOGY and IMPROVEMENTS. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of COHEN, which consent shall not be unreasonably withheld. Any recovery of damages made by LICENSEE shall be applied first in satisfaction of any unreimbursed out-of-pocket expenses and legal fees of LICENSEE relating to such suit. Twenty Percent (20%) of the balance remaining from such recovery shall be paid to COHEN and the remainder retained by LICENSEE.

              7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify COHEN at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, COHEN shall have the right, but shall not be obligated to prosecute at his own expense any infringement of the

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         TECHNOLOGY and IMPROVEMENTS, and COHEN may, for such purposes, use the name of LICENSEE as a party plaintiff. The total cost of any such infringement action commenced or defended solely by COHEN shall be borne by COHEN, and any recovery of damages shall be retained by COHEN.

              7.4 In any infringement suit as either party may institute to enforce the TECHNOLOGY and IMPROVEMENTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects, and, to the extent possible, testify, and in the case of LICENSEE have its employees and consultants testify, when requested and make available relevant records, papers, information, samples, specimens, and the like.

              7.5 LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the TECHNOLOGY and IMPROVEMENTS. Any upfront fees as part of such a sublicense shall be shared Twenty Percent (20%) to COHEN and the balance to LICENSEE; other royalties shall be treated per Article 4.

                            ARTICLE 8 - PRODUCT LIABILITY

              8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold COHEN, his estate and heirs, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the PRODUCT(S) and/or PROCESS(ES) or arising from any obligation of LICENSEE hereunder.

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              8.2  Before delivery of a PRODUCT, LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and COHEN in regard to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list COHEN as an additional named insured thereunder and shall require thirty (30) days' written notice to be given to COHEN prior to any cancellation or material change thereof. The limits of such occurrence shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate Three Million Dollars ($3,000,000) for property damage. LICENSEE shall provide COHEN with Certificates of Insurance evidencing the same.

              8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COHEN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY COHEN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE TECHNOLOGY OF ANY THIRD PARTY.

                             ARTICLE 9 - EXPORT CONTROLS

              It is understood that COHEN and LICENSEE are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that their respective obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the

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         United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. COHEN neither represents that a license shall not be required nor that, if required, it shall be issued.

                            ARTICLE 10 - NON-USE OF NAMES

              LICENSEE shall not use the name or trademarks of COHEN, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from COHEN, in each case, except that LICENSEE may (i) state that COHEN has granted an exclusive, worldwide license to the TECHNOLOGY and IMPROVEMENTS, (ii) disclose the terms of this Agreement in any financing memorandum prepared for the purpose of raising capital for LICENSEE and (iii) comply with disclosure requirements of all applicable laws relating to its business, including United States and state securities laws.

                               ARTICLE 11 - ASSIGNMENT

              11.1 LICENSEE may assign this Agreement in its entirety to any party to whom it sells or transfers substantially all of its assets. In any such assignment ASSIGNEE shall assume all obligations of LICENSEE. LICENSEE agrees to forward promptly to COHEN a copy of any agreement to assign this Agreement pursuant to this Section 11.1.

              11.2 Except as set forth in Section 11.1 hereof, LICENSEE shall not assign any of its rights to the TECHNOLOGY or IMPROVEMENTS without the written consent of COHEN. In connection with obtaining COHEN's consent to any assignment, LICENSEE shall enter into a written agreement with COHEN specifying COHEN's rights to receive royalties and/or other consideration as the result of such assignment. The parties hereto hereby agree to negotiate in good faith with respect to COHEN's right to receive any such royalty and/or other consideration.

              11.3 LICENSEE agrees that any assignment of any of its rights to the TECHNOLOGY or IMPROVEMENTS shall provide that the obligations to COHEN under Articles 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall be binding on assignee(s) as if assignee(s) were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles and Article 1 to assignment agreements. LICENSEE agrees to forward promptly to COHEN a copy of any and all assignment agreements for the TECHNOLOGY and IMPROVEMENTS.

              11.4 Without limitation of the foregoing, no assignment shall relieve the LICENSEE of any duty or liability which has matured prior to the date of the Assignment. Without limitation of the foregoing, the LICENSEE shall remain liable under Paragraph 8.1 hereof for products manufactured, leased, and/or sold by LICENSEE and/or LICENSEE's SUBLICENSEES, and shall remain bound by Paragraph 8.2 and 15.7 hereof.

              11.5 COHEN may assign this Agreement but such Assignment shall not relieve COHEN of those obligations to LICENSEE which are personal to COHEN, in the reasonable judgment of LICENSEE.

                           ARTICLE 12 - DISPUTE RESOLUTION

              12.1 For any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute related to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes COHEN and LICENSEE each hereby irrevocably consents and submits.

              12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                              ARTICLE 13 - TERMINATION

              13.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by COHEN.

              13.2 Should LICENSEE fail to make any payment whatsoever due and payable to COHEN hereunder, COHEN shall have the right to terminate this Agreement effective on thirty (30) days' notice, unless LICENSEE shall make all such payments to COHEN within said
         (30) day period. Upon the expiration of the thirty (30) day period if LICENSEE shall not have made all such payments to COHEN, the rights, privileges and license granted to LICENSEE hereunder shall automatically terminate unless COHEN shall have previously withdrawn in writing his notice of termination.

              13.3 In addition to the rights of COHEN set forth in Paragraph 3.3 hereof, upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, COHEN shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety
         (90) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period, or unless COHEN shall have previously withdrawn in writing his notice of termination.

              13.4 LICENSEE shall have the right to terminate this Agreement at any time on ninety (90) days' notice to COHEN, and upon payment of all amounts due COHEN through the effective date of the termination.

              13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all PRODUCTS, and complete PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to COHEN the Royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of PRODUCTS.

              13.6 Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license for the TECHNOLOGY from COHEN. COHEN agrees to grant such licenses in good faith under terms and conditions similar to those in the sublicense.

              13.7 Upon termination of this Agreement for any reason, LICENSEE shall lose all rights under and license to the TECHNOLOGY, and shall cease to make, have made, use, lease and sell all PRODUCTS and PROCESSES which utilize the TECHNOLOGY except as provided for in Paragraph 13.5 hereof. Termination of this

         Agreement shall not relieve LICENSEE of its obligations to continue to pay royalties to COHEN according to Article 4 and submit reports according to Article 5 on sales of any PRODUCTS and PROCESSES which utilize the TECHNOLOGY and IMPROVEMENTS. All LICENSEE's obligations to COHEN with reference to Sublicensing and Assignment of IMPROVEMENTS (specifically Paragraphs 2.5 and 2.6 hereof, and Article 11) shall remain in force. Termination of this Agreement shall also not relieve the parties from the requirements of Paragraph 15.7 hereof and shall not release LICENSEE from its obligations under Paragraphs 8.1 and 8.2 hereof and Article 10.

                 ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

              Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

              In the case of COHEN:

                   Richard Jonathan Cohen, M.D., Ph.D.
                   133 Collins Road
                   Waban, Massachusetts  02168

              In the case of LICENSEE:

                   Chief Executive Officer
                   Cambridge Heart, Inc.
                   645 Madison Avenue
                   14th Floor
                   New York, NY  10022

                        ARTICLE 15 - MISCELLANEOUS PROVISIONS

              15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

         15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

              15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

              15.4 LICENSEE agrees to mark the PRODUCTS sold in the United States with all applicable United States patent numbers. All PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

              15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

              15.6 LICENSEE recognizes that COHEN is a university professor currently employed by the Massachusetts Institute of Technology ("MIT") conducting research in the fields of the TECHNOLOGY, and that COHEN is obligated to assist MIT in protecting inventions and copyrightable materials developed by him or in his laboratory at MIT, and to assist MIT in transferring such inventions and copyrightable materials to third parties. In the event that it is unclear whether a particular invention or copyrightable material in the nature of an improvement to the TECHNOLOGY is developed by COHEN in the context of his consulting or employment activity at LICENSEE or in the context of his activities as an employee of MIT or any other university, hospital or similar non-profit institution (a "Not-for-Profit") at which COHEN may be employed during the term of this Agreement, LICENSEE will approach such Not-for-Profit in good faith to negotiate a reasonable resolution. In his capacity as a faculty member with MIT or an employee of any other Not-for-Profit, COHEN shall be permitted, without limitation or restriction, to continue to teach, conduct research, write grant applications, administer grant funds, assist in protecting and transferring inventions and copyrightable materials developed at MIT or such other Not-for-Profit, deliver lectures, and publish papers. In performing his obligations hereunder, COHEN shall be permitted to conduct his activities in such manner as may be necessary for COHEN to fully comply with MIT's "Policies and Procedures: A Guide for Faculty and Staff" (appended).

              15.7 LICENSEE shall not disclose secret information (except in discharge of a legal duty to do so) contained in the TECHNOLOGY and COHEN shall not release secret information (except in discharge of a legal duty to do so) contained in the IMPROVEMENTS or regarding LICENSEE, in each case, without the express written permission of the other party. This obligation shall persist after the termination of this Agreement according to the provisions of Article 13.

              15.8 This Agreement shall inure to the benefit of, and be binding upon, COHEN, LICENSEE, LICENSEE's successors and assigns, and COHEN's successors, assigns and heirs.

              15.9 COHEN hereby represents and warrants to LICENSEE that the execution, delivery and performance of this Agreement by COHEN does not, and will not, violate any commitments or undertakings to which COHEN may be bound.

              IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

         Agreed to for:

         RICHARD J. COHEN                   CAMBRIDGE HEART, INC.



         By: /s/ Richard J. Cohen           By: /s/ Marlene Krauss
            -----------------------------      ---------------------------

         Date:   2/8/93                     Name:   Marlene Krauss
              ---------------------------        -------------------------

                                            Title:  Acting CEO
                                                  ------------------------

                                            Date:   2/22/93
                                                 -------------------------

                                 APPENDIX


                   POLICIES and PROCEDURES, A Guide for Faculty and Staff Members; Massachusetts Institute of
                   Technology March 1990